Exhibit 5.5

Buhrmann U.S. Inc.

1 Environmental Way

Broomfield, CO 80021

United States

Luxembourg, 22 July 2004

HW/FrMa/88888-88888/147866

Buhrmann Luxembourg S.à r.l. - Guarantee for the U.S.$150,000,000 Senior Subordinated Notes due 2014 issued by Buhrmann U.S. Inc.

Dear Sirs,

1.            We have acted as legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Buhrmann Luxembourg S.à r.l. (the Company) in connection with the giving by the Company of a guarantee (the Guarantee) to secure the obligations of Buhrmann U.S. Inc. in respect of U.S.$150,000,000 Senior Subordinated Notes due 2014 issued by Buhrmann U.S. Inc. (the Notes). The Notes will be exchanged for exchange notes (the Exchange Notes) of identical principal amount pursuant to an exchange offer. The Exchange Notes will be registered under the U.S. Securities Act of 1933 with the U.S. Securities and Exchange Commission (the SEC) on July 22, 2004 pursuant to a Registration Statement on Form F-4 (the Registration Statement).

2.            We have examined:

(1)           an executed e-mailed copy of the Indenture dated 01 July 2004 between, inter alia, the Company, The Bank of New York, Buhrmann U.S. Inc. and the Guarantors (as defined in the Indenture) including the Company (the Indenture);

(2)           a Form of Notation of Guarantee as attached as Exhibit E to the Indenture (the Notation of Guarantee);

(3)           a copy of the articles of incorporation of the Company in a restated version (statuts coordonnés) dated 02 July 2002 (the Articles);

(4)           an e-mailed copy of the circular resolutions signed by all the members of the board of managers (conseil de gérance) of the Company on 28 June 2004 (the Resolutions); and

(5)           a certificate from the Luxembourg district court sitting in commercial matters dated 16 July 2004 stating that no insolvency proceedings in respect of the Company have commenced.

The documents listed in paragraphs 2.(1) and 2.(2) above are collectively referred to as the Documents.

Capitalised terms defined in the Documents, and not otherwise defined herein, have the same meaning when used in this legal opinion.

Except as stated above, we have not, for the purposes of this legal opinion, examined any agreements, contracts, deeds, instruments or other documents relating to the Documents or entered into by or affecting any party (including the Company) to any such agreements, contracts, deeds, instruments or documents, or any corporate records of any such party, and have not made any other enquiries concerning any such party. In particular, but without limitation, we have not investigated whether any such party will, by reason of the transactions contemplated by the Documents (or any document in connection therewith), be in breach of any of its obligations under any such agreements, contracts, deeds, instruments or documents.

3.             We have assumed:

(a)           the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(b)           that any law other than the laws of Luxembourg, which may apply to the Documents or the transactions referred to by them, would not be such as to affect, or otherwise have a negative or adverse impact, on any conclusion stated in this legal opinion;

(c)           that all factual matters and statements relied upon or assumed herein will be true and complete on the date of execution of the Documents (and/or any document in connection therewith);

(d)           that the principal place of business (principal établissement) of the Company is located at the place of its registered office (siège statutaire) in Luxembourg;

(e)           that the Articles have not been amended since the date referred to in paragraph 2.(3) above;

(f)            that the Resolutions have not been amended, rescinded, revoked or declared null and void;

(g)           that the Documents (and any document in connection therewith) have been signed on behalf of the Company by (i) any two managers of the Company who at the time of signing thereof were both in office, or (ii) in accordance with the Resolutions; and

(h)           that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion.

4.             Based on the foregoing and subject to the qualifications set out below, and to matters not disclosed to us, but without any other independent verification, we are of the opinion that, so far as the present laws of Luxembourg, as published, construed and applied by the Luxembourg courts, are concerned:

(a)           Power and authority

The Company has the corporate power and authority to enter into and perform the obligations expressed to be assumed by it under the Documents and has taken all necessary corporate action to authorise the execution, delivery and performance of the Documents.

(b)           Legal validity

The Indenture is, when signed on behalf of the Company by any two managers of the Company who at the time of signing thereof were both in office, or in accordance with the Resolutions, duly executed.

The Notation of Guarantee will, when (i) signed on behalf of the Company in accordance with the Indenture and the Resolutions and (ii) endorsed on duly and validly issued, executed and authenticated Exchange Notes, be duly executed.

5.             This legal opinion is subject to the following qualifications:

(a)           We express no opinion whatsoever on the legal nature of the Guarantee.

(b)           This legal opinion is as of this date and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact. This legal opinion is strictly limited to the Documents and does not relate to any extent to any other agreement, deed, document or matter. We express no opinion on any economic, financial or statistical information contained in the Documents (or any document in connection therewith).

6.             This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can only be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is given to you exclusively in connection with the filing of the Registration Statement with the SEC in July 2004 and may not be relied upon by you for any other purpose. This legal opinion may be filed with the SEC as an exhibit to the Registration Statement . You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, quote, circulate, rely upon, refer to or otherwise use part or all of this legal opinion, without our prior written permission except that you may give copies to Latham & Watkins (London) for information purposes only on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Further, we consent to the reference to Allen & Overy Luxembourg contained under the heading “Legal Matters” in the prospectus which is a part of the Registration Statement.

Yours faithfully,

by:	/s/ Pierre Schleimer
Pierre Schleimer